Beverage Services Limited
Exhibit 10.57.2

14th November 2012

BEVERAGE SERVICES LIMITED
and
JAMES ROBERT QUINCEY

SERVICE AGREEMENT

Beverage Services Limited,
Incorporated in England & Wales 2072395
Registered Office As Above

Exhibit 10.57.2
AGREEMENT made on ___, November 2012
BETWEEN:

A.
BEVERAGE SERVICES LIMITED a company incorporated in England and Wales with registered number 2072395, whose registered office is at 1 Queen Caroline Street, Hammersmith, London, W6 9HQ (the "Company"); and

B.	JAMES ROBERT QUINCEY of Whiteacre, 9 Chargate Close, Hersham, Surrey KT12 5DW (the "Executive")
IT IS AGREED as follows:

1.	INTERPRETATION

1.1	In this Agreement:

1.1.1	"associate" means a body corporate:

(A)	which for the time being is a parent undertaking of the Company or a subsidiary of the Company or of such a parent undertaking; or

(B)
in whose equity share capital for the time being an interest of 20 per cent or more is held directly or indirectly (through another body corporate or other bodies corporate or otherwise) by a parent undertaking of the Company or by a subsidiary (including the Company) of such a parent undertaking or by a combination of two or more such parent undertakings or subsidiaries;

1.1.2
"Board" means the Board of Directors of The Coca-Cola Company from time to time and includes any person or committee duly authorised by the Board of Directors to act on its behalf for the purposes of this Agreement;

1.1.3	"Commencement Date" shall mean 1 January 2013;

1.1.4	"Compensation Committee" means the Compensation Committee of the Board from time to time;

1.1.5
"Confidential Information" means all and any information, whether or not recorded and whether in hard or electronic form, of the Company or of any associate of the Company which the Executive (or, where the context so requires, another person) has obtained by virtue of his employment or engagement and which the Company or any associate of the Company regards as confidential and/or otherwise valuable to The Coca-Cola Company and/or any associate or in respect of which the Company or any associate of the Company is bound by an obligation of confidence to a third party, including:

(A)
all and any information relating to business methods, corporate plans, future business strategy, management systems, finances (including financial data and financial plans), and maturing new business opportunities;

(B)	all and any information relating to research and/or development projects and/or product plans;

(C)
all and any information concerning the curriculum vitae, remuneration details, work-related experience, attributes and other personal information concerning those employed or engaged by the Company or any associate of the Company;

(D)
all and any information relating to marketing or sales of any past present or future product or service of the Company or any associate of the Company including sales targets and statistics, market share and pricing statistics, marketing surveys and strategies, marketing research reports, sales techniques, price lists, mark-ups, discounts, rebates, tenders, advertising and promotional material, credit and payment policies and procedures, and lists and details of customers, prospective customers, suppliers and prospective suppliers including their identities, business requirements and contractual negotiations and arrangements with the Company or any associate of the Company;

(E)
all and any trade secrets, secret formulae, processes, inventions, design, patterns, compilations or programs, devices, methods, techniques, drawings or processes, know-how, technical specification and other technical information in relation to the creation, production or supply of any past, present or future product or service of the Company or any associate of the Company, including all and any information relating to the working of any product, process, invention, improvement or development carried on or used by the Company or any associate of the Company and information concerning the intellectual property portfolio and strategy of the Company or of any associate of the Company; and

(F)	any inside information (as defined in section 118C of the Financial Services and Markets Act 2000)
but excluding any information which:
(i)    is part of the Executive's own stock in trade;

(ii)	is readily ascertainable to persons not connected with the Company or any associate of the Company without significant expenditure of labour, skill or money; or

(iii)	which becomes available to the public generally other than by reason of a breach by the Executive of his obligations under this Agreement;

1.1.6
"subsidiary" means subsidiary undertaking, and "subsidiary undertaking", "parent undertaking" and "equity share capital" shall have the respective meanings attributed to them by sections 1162 and 548 of the Companies Act 2006; and

1.1.7
"Termination Date" means the date on which the employment of the Executive by the Company terminates save pursuant to an assignment by the Company pursuant to clause 24 in which case it shall mean the date on which his employment with such assignee shall terminate;

1.2
In this Agreement, unless otherwise stated, a reference to the employment of the Executive is to his employment by the Company under this Agreement and shall include any period of garden leave pursuant to clause 18 or suspension pursuant to sub‑clause 17.3.

1.3	In this Agreement, unless the context otherwise requires:

1.3.1	any reference to this Agreement includes the Schedules to it each of which forms part of this Agreement for all purposes;

1.3.2	references to "includes" or "including" shall mean "includes without limitation" or "including without limitation";

1.3.3
words in the singular shall include the plural and vice versa, and a reference to any gender includes a reference to all genders or, where appropriate, is to be read as a reference to the opposite gender;

1.3.4	a reference to a person shall include a reference to a firm, a body corporate, an unincorporated association or a partnership;

1.3.5
a reference to a statute or statutory provision shall include a reference to any subordinate legislation made under the relevant statute or statutory provision and, except where expressly stated otherwise, is a reference to that statute, provision or subordinate legislation as from time to time amended, consolidated, modified, re‑enacted or replaced.

2.	APPOINTMENT AND TERM

2.1
The Executive shall, with effect on and from the Commencement Date, be employed by the Company in the role of President, Europe Group or in such other executive capacity of similar status suitable to the skills of the Executive as the Board may from time to time reasonably require. The Grade for this position is 21. The Executive shall report to the President, Coca-Cola International or such other person or body as the Board may from time to time determine. From the date of this Agreement until the Commencement Date, the Executive shall continue to discharge his duties in his current role as Group Business Unit President, North West Europe and Nordics.

2.2	The Executive's employment shall continue, subject to the terms of this Agreement, until determined by either party giving to the other not less than 3 months' written notice to expire at any time.

3.	DUTIES AND POWERS

3.1	The Executive shall comply with his fiduciary and legal duties during the continuance of his employment and, in particular, shall:

3.1.1	faithfully and diligently perform:

(A)	the usual duties associated with his role; and

(B)
such other duties as may from time to time be assigned to him by the Board, whether those duties relate to the business or interests of the Company or to the business or interests of any associate of the Company (and such duties may include holding any office and/or other appointment in or on behalf of any associate of the Company or any other company for as long as the Company requires);

3.1.2	familiarise himself with and in all respects comply with:

(A)	all and any lawful and reasonable directions given by or under the authority of the Board; and

(B)	all relevant policies, rules and regulations of the Company and associates of the Company from time to time in force (including The Coca-Cola Company Code of Business Conduct); and

(C)	all laws, codes of conduct, rules and regulations relevant to the Company or to any associate of the Company;

3.1.3	use his best endeavours to promote the success of the Company and, save where there is any conflict with the success of the Company, the success of all associates of the Company;

3.1.4
keep the Board promptly and fully informed (in writing if so requested by the Board) of his conduct of the business, finances or affairs of the Company and of any associate of the Company and provide such explanations as the Board may require;

3.1.5
promptly disclose to the Board full details of any knowledge or suspicion he has that any employee or officer (including the Executive himself) of the Company or any associate of the Company has or plans to commit any serious wrongdoing or serious breach of duty or other act which might materially damage the interests of the Company or its associates or plans to leave their employment and/or to join or establish a business in competition with the Company or any of its associates (including details of any steps taken to implement any such plan); and

3.1.6
save where on authorised leave (for holiday or sickness or injury or other reason) and save as modified by the provisions of this Agreement where the Executive is placed on garden leave or suspended, devote the whole of his time, attention and ability during his agreed hours of work to the performance of his duties under this Agreement.

3.2
The nature of the Executive's job is such that his working time is not measured or predetermined. The agreed hours of work of the Executive shall be normal business hours and such other hours as may be required for the proper performance of his duties under this Agreement.

3.3
The Executive shall perform his duties principally at the head office of the Company or at such place or places in the United Kingdom or elsewhere in the EU as the Board may from time to time determine. If business demands, the Executive may be required to transfer to another place of work in the EU whether on a temporary or permanent basis. Extensive global travel will be required as part of the Executive's role.

4.	SALARY

4.1
During the continuance of his employment the Executive shall be entitled to a salary at the rate of GBP £300,521 per annum (or such higher rate as the Compensation Committee may from time to time determine and confirm in writing to the Executive). The Compensation Committee shall review the Executive's salary at least once in each twelve months save after notice of termination of this Agreement has been served by either party, but shall not be obliged to make any increase in the salary. Salary reviews normally take place around 1 April each year. The Executive's first salary review will occur in February 2013, with any changes to take effect from 1 April 2013.

4.2
The Executive's salary shall accrue from day to day and be payable by equal monthly instalments in arrears on or about 26th of each month and shall be inclusive of any other sums receivable as directors' fees or other remuneration to which he may be or become entitled as the holder of offices or appointments in or on behalf of the Company or of any of its associates.

4.3
In addition to his salary, the Executive shall be eligible to participate in the annual Performance Incentive Plan and The Coca-Cola Company's Long-Term Incentive Program, subject to and in accordance with the rules of such arrangements from time to time, details of which are available on application to the HR Department, on such terms and at such level as the Compensation Committee may from time to time determine. In relation to both of these schemes:

4.3.1
The operation of these schemes is discretionary and the form, timing, frequency and size of any awards under these schemes and the distribution between stock options and Performance Share Units under the Long-Term Incentive Program are variable.

4.3.2
The Compensation Committee reserves the right at any time before or during the relevant incentive year to amend the terms of or terminate these schemes and/or to alter the level of the Executive's participation therein without reference to or agreement from the Executive. The Executive acknowledges that during the course of his employment and on its termination he has no right to receive an annual Performance Incentive and/or a Long-Term Incentive award and that the Compensation Committee is under no obligation to operate any such arrangements and that he will not acquire such a right, nor shall the Compensation Committee come under such an obligation, merely by virtue of the Executive's having received one or more payment(s) or award(s) or the Compensation Committee's having operated one or more scheme(s) during the course of the Executive's employment.

4.3.3
Any alleged loss of any anticipated benefit under one or more of these scheme(s) shall be disregarded for the purpose of calculating any claim by the Executive arising out of or in connection with the termination of his employment.

4.4	The Executive shall be eligible to participate in the Employee Share Plan, subject to and in accordance with the rules of those schemes from time to time.

5.	PENSION, INSURANCE AND OTHER BENEFITS

5.1
The Executive shall be eligible during the continuance of his employment to remain a member of the Company's UK Stakeholder Pension Plan, particulars of which have already been given to him. Membership of the pension scheme will entitle the Executive to benefits subject to the rules of the Scheme as varied from time to time, and in particular (without limitation) subject to the powers of amendment and/or discontinuance contained in those rules.

5.2	No contracting out certificate is in force in respect of the employment of the Executive.

5.3
The Executive may become and during the continuance of his employment remain a member of such private medical insurance scheme as the Company may from time to time in its absolute discretion operate, membership being subject to the rules of the Company's scheme (as varied from time to time), details of which are available from the HR Department.

5.4
The Executive may become and during the continuance of his employment remain a member of such Life Assurance scheme as the Company may from time to time in its absolute discretion operate, membership being subject to the rules of the Company's scheme (as varied from time to time) details of which are available from the HR Department. Nothing in this Agreement shall prevent the Company from terminating the Executive's employment for any reason whatsoever even where the effect of termination is to prejudice, prevent or terminate an actual or prospective claim under the scheme.

5.5
In the event that the Executive claims under any insurance scheme referred to in sub-clauses 5.3 or 5.4 and such claim is rejected by the insurer, the Company shall not be obliged to issue proceedings in relation to such claim but in the event that it does so on the Executive's request the Executive shall indemnify the Company against all costs, expenses and other liabilities arising out of such proceedings.

5.6
The Executive shall be eligible to participate in the Company's Financial Planning and Counselling program from time to time, which provides reimbursement of designated financial planning and counselling services up to a maximum of $10,000 per annum, subject to lawfully required deductions.

5.7	The Executive shall be eligible for reimbursement of the cost of membership of a club such as a health, racquet, golf or social club membership for himself and his immediate family. The reimbursement shall cover the cost of joining fees and annual subscription fees for one club membership per calendar year but no additional fees and shall be subject to the rules of the scheme from time to time.

5.8
As part of the senior management team of the Company, the Executive shall be required to maintain share ownership pursuant to the Company's share ownership guidelines at a level equal to four times his base salary. The Executive shall have until 31 December 2016 to increase his current ownership level to meet the required share ownership level.

6.	CAR

6.1
During the continuance of the Executive's employment the Company shall provide the Executive with a non-pensionable, taxable car allowance of £15,000 per annum paid in twelve equal instalments at the same time and in the same manner as the instalment of the Executive's salary. The Executive is required to provide his own car for use on Company business and to ensure that it is of a suitable type and age and is appropriately maintained, taxed, repaired, cleaned and insured for use on Company business. Apart from the payment of the car allowance, the Company shall have no liability in respect of the car used by the Executive.

6.2
During the continuance of the Executive's employment the Company shall provide the Executive with a car parking facility. Should he elect not to take advantage of this facility, the Executive shall be entitled to receive a non-pensionable taxable green allowance of £3,000 per annum.

7.	CHANGE IN BENEFITS
The Compensation Committee may at any time and in its absolute discretion provide in place of any of the remuneration or benefits provided for by sub‑clause 4.3 and clauses 5 and 6 other remuneration or benefits, provided that in the reasonable opinion of the Compensation Committee the total value of remuneration and benefits including those so substituted shall, when taken overall, be not less advantageous to the Executive than the total value before substitution.

8.	EXPENSES, GRATUITIES AND DEDUCTIONS

8.1
The Company shall reimburse the Executive all expenses properly incurred by him in the performance of his duties under this Agreement, provided that the Executive claims these in accordance with the Company's expenses reporting procedure in force from time to time. The Executive shall, provide the Company with receipts or other evidence of the payment of such expenses in accordance with the Company's expense reporting procedure in force from time to time.

8.2
The Executive shall not during the continuance of his employment seek or (unless fully disclosed to and approved in advance by the Compensation Committee) accept from any actual or prospective customer, contractor or supplier of the Company or of any associate of the Company any gift, gratuity or benefit of more than a trivial value or any hospitality otherwise than properly in the performance of his duties to the Company and of a kind and value not lavish, extravagant or inappropriate.

8.3
The Executive hereby agrees that at any time during the continuance of his employment under this Agreement and on termination of his employment the Company shall be entitled to deduct from any sums due to the Executive (including salary, pay in lieu of notice, bonus, holiday pay or sick pay) any outstanding monies then owed by the Executive to the Company, including all outstanding loans or advances of salary made by the Company to the Executive (and any interest), any expense floats, any pay received for holiday taken in excess of the Executive's accrued holiday entitlement under clause 9 and any sums paid on behalf of the Executive by the Company which have not been incurred by the Executive in the proper performance of his duties.

9.	HOLIDAYS

9.1
In addition to English public holidays and a discretionary additional President's Day, the Executive shall be entitled to 30 days' holiday in each holiday year of the Company running from 1 January to 31 December, to be taken at such times as may be approved by his line manager (and Regulations 15(1) to 15(4) of the Working Time Regulations 1998 concerning the arrangements for taking holiday are hereby excluded). Holidays may not be carried forward from one year to the next without the express permission of his line manager.

9.2
Upon termination of this Agreement for whatever reason the Executive shall be entitled to payment in lieu of such of his holiday entitlement as has accrued (on a pro rata basis) in the holiday year in which the Termination Date falls but has not been taken or, if appropriate, the Executive shall repay to the Company any salary received in respect of holiday taken prior to the Termination Date in excess of his accrued entitlement. In either case the payment shall be calculated by multiplying the unused or excess entitlement (as the case may be) taken to the nearest whole day by 1/260 of the Executive's salary at that time.

10.	SICKNESS AND INJURY

10.1
If the Executive is absent from work as a result of sickness or injury he must comply with the Company's Sickness and Absence policy which can be obtained from the HR Department. Details of the Executive's eligibility to receive sick pay in respect of any period of absence are contained in the Sickness and Absence policy from time to time.

10.2
The Executive agrees that he shall at the expense of the Company and if reasonably directed to do so by the Board at any time undergo a medical examination by a medical practitioner nominated by the Company and shall authorise (and does hereby authorise) such medical practitioner to disclose to the Company and provide (for the Company to retain) a copy of any medical report, diagnosis or prognosis made or produced in relation to any such medical examination. The Executive further agrees that he shall authorise the medical practitioner and the Company to discuss together any matters arising from such medical report, diagnosis or prognosis to the extent relevant to the Executive's employment or his performance of his duties.

11.	INTERESTS IN OTHER BUSINESSES

11.1
Save with the prior written consent of his line manager, the Executive shall not during the continuance of his employment be engaged or interested (except as the holder for investment of up to 3% of any class of securities which are quoted or dealt in on a recognised investment exchange and which are not the securities of any company which competes or proposes to compete with the business of the Company or any of its associates) nor make preparations to be engaged or interested either directly or indirectly in any business or occupation other than the business of the Company and its associates.

12.	SHARE DEALINGS

12.1
The Executive shall at all times comply with every rule of law and every regulation of any applicable recognised investment exchange or regulatory authority in relation to any dealings in any shares or their securities in any company and in relation to inside information, including the UK legislation in relation to market abuse and the criminal offence of insider dealing.

13.	INTELLECTUAL PROPERTY

13.1
If during his employment under this Agreement the Executive in the course of his normal duties or other duties specifically assigned to him (whether or not during normal working hours) either alone or in conjunction with any other person:

13.1.1	makes, discovers or produces any invention, process, improvement or development ("Inventions"); and/or

13.1.2	originates any design, trade mark, logo, know how, database (in each case whether registerable or not) or other work ("Works")
in which patent, copyright, design right, registered design, trade mark right, database right or right in passing off or other intellectual property right protection ("Intellectual Property Rights") may subsist then he shall forthwith disclose the same to the Company and shall regard himself in relation thereto as a trustee for the Company.

13.2
The Executive hereby assigns wholly and absolutely with full title guarantee including the right to sue for damages for past infringements to the Company, by way of future assignment, the copyright and future copyright, for the full term thereof throughout the world including any extensions or renewals arising in respect of all Works originated, conceived or created by the Executive in the course of his normal duties or other duties specifically assigned to him (whether or not during normal working hours) either alone or in conjunction with any other person; and the Executive waives his moral rights, if any, arising in respect of such Works.

13.3
Any Inventions made discovered or produced by the Executive in the course of his normal duties or other duties specifically assigned to him (whether or not during normal working hours) either alone or in conjunction with any other person shall be the absolute property of the Company (except to the extent, if any, provided otherwise by section 39 of the Patents Act 1977) and the Executive shall, without additional payment, if and when required by the Company (whether during the continuance of his employment or afterwards) and at its expense, apply, or join with the Company in applying, for letters patent at the Company's expense, or other protection in any part of the world for any invention process or development.

13.4
The Executive agrees and undertakes that he shall execute such deeds or documents and do all such acts and things as may be necessary or desirable to substantiate and maintain the rights of the Company in respect of the matters referred to in sub‑clauses 13.1 to 13.3 (inclusive).

14.	CONFIDENTIALITY

14.1
Save in the proper performance of his duties under this Agreement or if authorised to do so by the Board or ordered to do so by a court of competent jurisdiction or required to do so by any statutory or regulatory authority, the Executive shall not during his employment or afterwards directly or indirectly:

14.1.1	use for his own benefit or the benefit of any other person or to the detriment of the Company or any of its associates;

14.1.2	disclose to any person; or

14.1.3	through any failure to exercise all due care and diligence cause or permit any unauthorised disclosure of any Confidential Information.

14.2
The Executive shall use his best endeavours during the continuance of his employment to prevent the publication, disclosure or misuse of any Confidential Information and shall not remove, nor authorise others to remove, from the premises of the Company or of any of its associates any records of Confidential Information except to the extent strictly necessary for the proper performance of his or the other person's duties to the Company or any of its associates.

14.3
The Executive shall promptly disclose to the Company full details of any knowledge or suspicion he has (whether during or after his employment) of any actual, threatened or pending publication, disclosure or misuse by any person (including the Executive himself) of any Confidential Information and shall provide all reasonable assistance and co-operation (at the Company’s expense) as the Company may request in connection with any action or proceedings it may take or contemplate in respect of any such publication, disclosure or misuse.

14.4	This clause 14 is without prejudice to the Executive's equitable duty of confidence.

14.5	Nothing in this Agreement shall preclude the Executive from making a protected disclosure in accordance with the provisions set out in the Employment Rights Act 1996.
15.    PROTECTION OF INTERESTS OF COMPANY ETC.

15.1	The Executive's acknowledges that:

15.1.1
the services provided by him for the Company and/or any associate of the Company are of a special, unique, extraordinary and intellectual character and are performed on behalf of the Company and/or its associates throughout the world;

15.1.2
rendering those services necessarily requires the disclosure of Confidential Information to the Executive and will lead to the Executive developing a personal acquaintance and relationship with certain customers and prospective customers of the Company and/or its associates and a knowledge of those customers and prospective affairs and requirements;

15.1.3	such customers are located throughout the world
and for the purpose of protecting the interests of the Company and its subsidiaries and/or associates, the Executive shall be bound by the obligations and restrictions contained in Schedule 1 to this Agreement.

16.	JOINT APPOINTMENT

16.1
The Company shall be entitled from time to time during the Executive's employment (including during the whole or part of any period of notice to terminate the Executive's employment served by either party or any period of absence from work) to appoint another person or persons to hold the same or similar job title and to act jointly with the Executive in the performance of his duties or (if the Executive is absent from work) carry out all or any of the Executive's duties instead of him.

17.	TERMINATION

17.1	Either party shall be entitled to terminate the employment of the Executive by giving notice to the other in accordance with sub-clause 2.2.

17.2
Notwithstanding sub-clause 2.2 and without prejudice to its rights under the other provisions of this clause 17, the Company shall be entitled to terminate the employment of the Executive with immediate effect by giving summary notice (notwithstanding that the Company may have allowed any time to elapse or on a former occasion may not have exercised its rights under this sub-clause) if the Executive commits a repudiatory breach of this Agreement or if the Company reasonably considers that any of the events set out below occur or have occurred (whether or not such event would otherwise be a repudiatory breach):

17.2.1
the Executive commits a serious or persistent breach of any term of this Agreement (including if the Executive neglects, fails or refuses to carry out any of the duties properly assigned to him under this Agreement);

17.2.2
the Executive is guilty of conduct (whether or not related to his employment or office) likely in the opinion of the Board to bring himself or the Company or any associate of the Company into disrepute;

17.2.3
the Executive commits any serious or persistent breach of The Coca-Cola Code of Business Conduct and/or the Competition Law Guide and/or the Company's equal opportunities and/or health and safety or similar policy in force from time to time.

17.3
In order to investigate a complaint against the Executive of misconduct and to allow the Company to carry out whatever investigations it deems appropriate, the Company may suspend the Executive on full pay and other contractual benefits and may, for the duration of the suspension, exercise the rights set out in sub-clauses 17.5.2, 17.5.3 and 18.1.3 - 18.1.5, as if the Executive was on garden leave.

17.4
During any period of suspension pursuant to sub‑clause 17.3, the Executive shall (for the avoidance of doubt) continue to be bound by the duties of fidelity and good faith, shall hold himself available during normal business hours (other than agreed holidays or authorised absence for sickness or injury or other authorised leave) to perform any duties that may be assigned to him (if any), and shall continue to comply with the terms of this Agreement including clauses 11 to 14 (inclusive).

17.5
On the Termination Date (for whatever reason and howsoever caused), or at the Company's request following the Executive having been placed on garden leave pursuant to sub-clause 18.1, the Executive shall promptly:

17.5.1	resign (if he has not already done so) from any and all offices and/or appointments held by him in or on behalf of the Company or any of its associates;

17.5.2	deliver up to the Company (to whomever the Board specifies), without destruction, deletion or redaction of any data or images, any and all originals, copies or extracts of:

(A)
correspondence, documents (including lists of customers), laptops, computer drives, computer disks, other computer equipment (including leads and cables), tapes, mobile telephones, BlackBerry wireless devices (or similar equipment), credit cards, security passes, keys, car provided by the Company (which is to be returned in good condition allowing for fair wear and tear) and other tangible items, which are in his possession or under his control and which belong to or are leased or hired by the Company or any of its associates; and

(B)	correspondence and documents (including lists of customers) in his possession or under his control which contain or refer to any Confidential Information; and

(C)
minutes of meetings and other papers of any board of directors of the Company and/or any associate of the Company and/or any committees of such boards which are in his possession or under his control and provide to the Company full details of all then current passwords or other privacy or security measures used by the Executive in respect of any equipment required to be delivered up to the Company pursuant to sub-clause 17.5.2(A); and

17.5.3
having forwarded a copy to the Company, irretrievably delete any and all Confidential Information from any laptops, computer drives, computer disks, tapes, mobile telephones, BlackBerry wireless devices (or similar equipment) or other re-usable material in the Executive's possession or under his control (but which do not belong to the Company or any of its associates).

The Executive shall produce such evidence of his compliance with sub-clauses 17.5.2 and 17.5.3 as the Company may reasonably require.

17.6
Any obligations of the Executive under this Agreement which are expressed to continue after the Termination Date shall continue in full force and effect notwithstanding the termination of his employment.

17.7	For the purposes of this sub-clause, the "Period" shall mean:

17.7.1
the unexpired portion of any prior notice of termination of the Executive's employment which has already been given by the Executive or the Company (as at the date of service of notice pursuant to this sub-clause); or

17.7.2	where no such prior notice has been given, the minimum period of notice of termination specified as to be given by the Company in sub‑clause 2.2.
The Company may, in its absolute discretion and without any obligation to do so,terminate the Executive's employment immediately by giving him written notice pursuant to this sub-clause together with payment of such sum as would have been payable by the Company to the Executive as gross salary (for the avoidance of doubt, excluding any bonus or inventive) in respect of the Period, calculated on the basis of the annual rate of salary applicable on the date notice under this sub-clause is given subject to sub-clause 17.8 and (less any deductions which the Company may be required to make including in respect of income tax and employee's National Insurance contributions).

17.8
Notwithstanding sub-clause 17.7, the Executive shall not be entitled to any payment pursuant to sub-clause 17.7 if the Company would otherwise have been entitled to terminate the employment of the Executive without notice in accordance with sub-clause 17.2. In the event that the Board reasonably considers that any of the events set out in sub-clause 17.2 has occurred (whether or not such event would otherwise be a repudiatory breach), the Executive shall repay to the Company forthwith on demand by the Company an amount equal to all payments made to the Executive pursuant to sub-clause 17.7.

18.	GARDEN LEAVE

18.1
Notwithstanding the provisions of clause 3, at any time after notice has been served by either party pursuant to sub-clause 2.2 or if the Executive resigns without giving due notice and the Company does not accept his resignation, the Company may in its discretion place the Executive on garden leave on full salary and other contractual benefits. During any such garden leave period the Company shall not be obliged to provide any work for the Executive or to assign to or vest in the Executive any powers, duties or functions and may for all or part of such garden leave period:

18.1.1	exercise its rights under clause 16 and/or sub-clause 17.5 and require the Executive to take any and all accrued holiday at times agreed with the Company; and/or

18.1.2
announce externally and/or internally that the Executive has given or been given notice of termination of his employment and/or office(s) and been placed on garden leave and (where applicable) that a substitute has been appointed; and/or

18.1.3
exclude the Executive from all or any premises of the Company or of any associate of the Company and require the Executive to abstain from engaging in any contact (whether or not initiated by him) which concerns any of the business affairs of the Company or any associate of the Company with any customer, client, supplier, other business connection, employee, director, officer, consultant and/or agent of the Company and/or any associate of the Company without the prior written consent of the Board; and/or

18.1.4
require the Executive to undertake at his home or at such place reasonably nominated by the Company such reasonable duties (which may differ from the Executive's normal duties) as the Company may at its discretion assign and to provide any reasonable assistance requested by the Company; and/or

18.1.5	suspend and/or limit the Executive’s access to the Company’s computer, e-mail, telephone, voicemail and/or other communication systems and/or databases.

18.2	During any garden leave period pursuant to sub-clause 18.1, the Executive shall:

18.2.1	(for the avoidance of doubt) continue to be bound by the duties of fidelity and good faith;

18.2.2
hold himself available during normal business hours (other than agreed holidays or authorised absence for sickness or injury or other authorised leave) to perform such duties as may be assigned to him, if any, and in the event that he fails to make himself available for duties assigned to him, he shall (notwithstanding any other provision of this Agreement) forfeit his right to salary and contractual benefits in respect of such period of non-availability; and

18.2.3	continue to comply with the terms of this Agreement including clauses 11 to 14 (inclusive).

19.	DISCIPLINE AND GRIEVANCES

19.1
A copy of the Company's disciplinary rules and disciplinary and dismissal and grievance procedures for the time being in force can be obtained from the HR Department. These rules and procedures are not contractually binding on the Company.

20.	ADDITIONAL PARTICULARS

20.1	The following additional particulars are given for the purposes of the Employment Rights Act 1996:

20.1.1	the Executive's period of continuous employment with the Company began on 30 September 1996;

20.1.2
except as otherwise provided by this Agreement, there are no terms or conditions of employment relating to hours of work or to normal working hours or to entitlement to holidays (including public holidays) or holiday pay or to incapacity for work due to sickness or injury or to pensions or pension schemes or requiring the Executive to work outside the United Kingdom for a period of more than one month;

20.1.3	there are no collective agreements which directly affect the terms or conditions of the Executive's employment.

21.	ENTIRE AGREEMENT AND SEVERABILITY

21.1	Each of the Executive and the Company confirms that this Agreement together with the policies, codes and procedures applicable in respect of the Executive's employment, represents the entire understanding, and constitutes the whole agreement, in relation to its subject matter (save only for any terms implied at law or by custom) and supersedes any previous agreement between the parties with respect thereto (which shall be deemed to have been terminated by mutual consent).

21.2
In the event that any part (including any sub‑clause or part thereof) of this Agreement shall be void or unenforceable by reason of any applicable law, it shall be deleted and the remaining parts of this Agreement shall continue in full force and effect and, if necessary, both parties shall use their best endeavours to agree any amendments to the Agreement necessary to give effect to the spirit of this Agreement.

22.	VARIATION AND WAIVER

22.1
No variation of this Agreement shall be effective unless it is evidenced in writing (excluding e-mail) by the Company. No waiver by the Company or any of its associates of any term, provision or condition of this Agreement or of any breach by the Executive of any term, provision or condition of this Agreement shall be effective unless it is in writing (excluding e-mail) and signed by the Company.

22.2
No failure to exercise nor any delay in exercising any right or remedy hereunder by the Company or any of its associates shall operate as a waiver thereof or of any other right or remedy hereunder, nor shall any single or partial exercise of any right or remedy by the Company or any of its associates prevent any further or other exercise thereof or the exercise of any other right or remedy.

23.	THIRD PARTY RIGHTS
No term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement.

24.	ASSIGNMENT

24.1
In addition to the Company's rights pursuant to sub‑clause 1.13 of Schedule 1, the Executive hereby agrees irrevocably that the Company may forthwith on written notice to the Executive assign its rights and transfer (whether by novation or otherwise) or delegate its obligations under this Agreement to any associate of the Company from time to time, and that the Executive shall execute all documents and do all things necessary to effect such assignment or transfer, and any reference to the Company in this Agreement shall thereafter be a reference to any such company. The Executive shall not assign or otherwise seek to transfer or delegate his rights and/or obligations under this Agreement to any other person.

25.	DATA PROTECTION

25.1
From time to time the Company will process personal data and sensitive personal data (as each term is defined in the Data Protection Act 1998) relating to the Executive in order to fulfil the obligations of the Company to the Executive under this Agreement and for other purposes relating to or which may become related to the Executive's employment or the business of the Company. Such processing will principally be for, but will not be limited to, personnel, administrative, financial, regulatory or payroll purposes (including for the purposes of arranging share option or other incentive scheme participation, pension arrangements, life assurance, and any other insurance arrangements provided to the Executive by the Company or by any associate of the Company).

25.2	The Executive agrees that personal data and sensitive personal data relating to him may, for the purposes set out in sub-clause 25.1 and to the extent that is reasonably necessary in connection with the Executive's employment or the business of the Company, be collected, retained and processed by the Company and be disclosed or transferred to and processed by:

25.2.1
the Company's professional advisors, HM Revenue & Customs or other authorities, or (subject to appropriate confidentiality undertakings) prospective purchasers of the Company or of the whole or part of its business; and

25.2.2	entities which provide benefits or services to employees of the Company or the Company; and

25.2.3	any associate of the Company and the employees of such associate.

25.3
The Executive's consent to the transfer and disclosure of personal data and sensitive personal data shall apply regardless of the country to which the data is to be transferred. Where data is transferred outside of the European Economic Area, the Company shall take reasonable steps to ensure an adequate level of protection for the personal data and sensitive personal data concerned.

26.	TELEPHONE AND COMPUTER/E‑MAIL AND INTERNET USE

26.1
The Executive shall comply with the Company's policies for the time being in force concerning use of the Company's telephone and computer (including e‑mail and Internet) facilities. The Company reserves the right to carry out ad hoc or routine monitoring of, and to keep records of, telephone and e‑mail communications made, Internet sites accessed and data and images stored using the Company's facilities (including use for personal reasons) for any of the purposes set out in the Telecommunications (Lawful Business Practice) (Interception of Communications) Regulations 2000.

27.	GOVERNING LAW

27.1
This Agreement and any dispute or claim arising out of or in connection with it or its subject matter, existence, negotiation, validity, termination or enforceability (including non-contractual disputes or claims) shall be governed by and construed in accordance with English law.

27.2
Each party irrevocably agrees that the Courts of England shall have exclusive jurisdiction in relation to any dispute or claim arising out of or in connection with this Agreement or its subject matter, existence, negotiation, validity, termination or enforceability (including non-contractual disputes or claims).

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28.	COUNTERPARTS
This Agreement may be executed in any number of counterparts each in the like form, all of which taken together shall constitute one and the same document and any party may execute this Agreement by signing and dating any one or more of such counterparts.

IN WITNESS whereof the parties hereto have set their hands the day and year first above written.

SIGNED:     /s/ Rose Thomson 14/11/12
For and on behalf of the Company

SIGNED:    ./s/ James Quincey    14/11/12
The Executive

SCHEDULE 1
PROTECTION OF INTERESTS OF COMPANY ETC

1.1	For the purpose of protecting the interests of the Company, the Executive shall be bound by the obligations and restrictions contained in this Schedule 1.

1.2	In this clause:

1.2.1
"Competing Business" shall mean any business carried on within England and/or Wales and/or Scotland and/or Northern Ireland and/or Eire and/or any other country within Europe in which the Company or any of its subsidiaries or associates as at the Termination Date carries on or proposes to carry on (in the immediate or foreseeable future) any business, which wholly or partly competes or proposes to compete with any business which at the Termination Date the Company or any of its subsidiaries or associates carries on, save for any such business in any such country in which the Executive was not involved to any material extent at any time during the 12 months up to and including the Termination Date;

1.2.2
"Prospective Business" shall mean any business carried on within England and/or Wales and/or Scotland and/or Northern Ireland and/or Eire and/or any other country within Europe in which the Company or any of its subsidiaries or associates as at the Termination Date carries on or proposes to carry on (in the immediate or foreseeable future) any business, which wholly or partly competes or proposes to compete with any business which at the Termination Date the Company or any of its subsidiaries or associates proposes to carry on in the immediate or foreseeable future, save for any such business in any such country in relation to which the Executive did not possess a material amount of Confidential Information as at the Termination Date;

1.2.3
"Restricted Goods or Services" shall mean goods or services of the same type as or similar to or competitive with any goods or services supplied by the Company or any of its subsidiaries or associates at the Termination Date, in the sale or supply of which the Executive shall have been involved to any material extent at any time during the 12 months up to and including the Termination Date;

1.2.4
references to acting directly or indirectly shall include (without prejudice to the generality of that expression) acting alone or on behalf of any other person or jointly with or through or by means of any other person.

1.3	Until the expiration of 12 months from the Termination Date the Executive shall not directly or indirectly:

1.3.1	carry on or be interested in a Competing Business SAVE that he may hold for investment:

(A)	up to 3% of any class of securities quoted or dealt in on a recognised investment exchange; and

(B)	up to 10% of any class of securities not so quoted or dealt;

1.3.2
act as a consultant or employee or worker or officer in any executive, sales, marketing, research or technical capacity in a Competing Business or provide technical, commercial or professional advice to a Competing Business, SAVE to the extent that the Executive demonstrates to the reasonable satisfaction of the Board that his duties or work shall relate exclusively to work of a kind or nature with which he was not concerned to any extent (other than de minimis) at any time during the 12 months up to and including the Termination Date;

1.3.3
act as a consultant or employee or worker or officer in any executive, sales, marketing, research or technical capacity in a Prospective Business or provide technical, commercial or professional advice to a Prospective Business, SAVE to the extent that the Executive demonstrates to the reasonable satisfaction of the Board that his duties or work are not likely to involve disclosure or use of any of the Confidential Information possessed by the Executive.

1.4
Until the expiration of 12 months from the Termination Date the Executive shall not directly or indirectly accept orders for or supply or cause orders to be accepted for or cause to be supplied Restricted Goods or Services to any person:

1.4.1
who was provided with goods or services by the Company or any of its subsidiaries or associates at any time during the 12 months up to and including the Termination Date and with whom the Executive dealt in connection with the provision of such goods or services at any time during the said 12 month period or in relation to whose dealings with the Company or any of its subsidiaries or associates the Executive possessed a material amount of Confidential Information as at the Termination Date; or

1.4.2
who was negotiating with the Company or any of its subsidiaries or associates in relation to orders for or the supply of goods or services at any time during the 12 months up to and including the Termination Date and with whom the Executive dealt at any time during the 12 months up to and including the Termination Date or in relation to whose dealings with the Company or any of its subsidiaries or associates the Executive possessed a material amount of Confidential Information as at the Termination Date.

1.5
Until the expiration of 12 months from the Termination Date the Executive shall not directly or indirectly solicit, canvass or approach or endeavour to solicit, canvass or approach or cause to be solicited, canvassed or approached any person:

1.5.1
who was provided with goods or services by the Company or any of its subsidiaries or associates at any time during the 12 months up to and including the Termination Date and with whom the Executive dealt in connection with the provision of such goods or services at any time during the said 12 month period or in relation to whose dealings with the Company or any of its subsidiaries or associates the Executive possessed a material amount of Confidential Information as at the Termination Date; or

1.5.2
who was negotiating with the Company or any of its subsidiaries or associates in relation to orders for or the supply of goods or services at any time during the 12 months up to and including the Termination Date and with whom the Executive dealt at any time during the 12 months up to and including the Termination Date or in relation to whose dealings with the Company or any of its subsidiaries or associates the Executive possessed a material amount of Confidential Information as at the Termination Date;

for the purpose of offering to that person Restricted Goods or Services.

1.6	Until the expiration of 12 months from the Termination Date the Executive shall not directly or indirectly:

1.6.1
solicit or entice away or endeavour to solicit or entice away or cause to be solicited or enticed away from the Company or any of its subsidiaries or associates any person who is, and was at the Termination Date, employed or directly or indirectly engaged by the Company or any of its subsidiaries or associates in an executive, sales, marketing, research or technical capacity or whose departure from the Company or any of its subsidiaries or associates would have a material adverse effect on the business of such company, and with whom the Executive worked at any time during the 12 months up to and including the Termination Date or in relation to whom as at the Termination Date the Executive possessed a material amount of Confidential Information, with a view to inducing that person to leave such employment or engagement (whether or not such person would commit a breach of his contract of employment or engagement by reason of leaving);

1.6.2
solicit or endeavour to solicit or cause to be solicited any person who was at any time during the 12 months up to and including the Termination Date employed or directly or indirectly engaged by the Company or any of its subsidiaries or associates who, by reason of their employment or engagement, possesses a material amount of Confidential Information or is likely to be able to solicit away from the Company or any of its subsidiaries or associates the custom of any person to whom the Company or any of its subsidiaries or associates supplies goods or services, and with whom the Executive worked at any time during the 12 months up to and including the Termination Date or in relation to whom as at the Termination Date the Executive possessed a material amount of Confidential Information, with a view to inducing that person to act in the same or a materially similar capacity in relation to the same or a materially similar field of work for another person carrying on business in competition with the Company or any of its subsidiaries or associates (whether or not such person would commit a breach of his contract of employment or engagement by reason of so acting).

1.7	Until the expiration of 12 months from the Termination Date the Executive shall not directly or indirectly:

1.7.1	solicit, canvass or approach or endeavour to solicit, canvass or approach or cause to be solicited, canvassed or approached for the purpose of:

(A)	obtaining the supply of goods or services of the same type as or similar to any goods or services supplied to the Company or any of its subsidiaries or associates at the Termination Date or

(B)	interfering with or endeavouring to terminate or reduce the levels of such supplies to the Company or any of its subsidiaries or associates, any person who, to the knowledge of the Executive, supplied the Company or any of its subsidiaries or associates with any such goods or services at any time during the 12 months up to and including the Termination Date and with whom the Executive dealt at any time during the said 12 month period where it is reasonably likely that such soliciting, canvassing or approaching would, if successful, materially prejudice the ability of the Company or any of its subsidiaries or associates to procure or the terms on which it is able to procure the supply of such goods or services; and/or

1.7.2
knowingly interfere with any arrangements between the Company or any of its subsidiaries or associates and any third party or parties whereby the Company or the relevant subsidiary or associate holds a licence or permission to carry on its business and/or benefits from discounts or other beneficial trading terms extended to it by a supplier of goods or services by virtue of such arrangements; and/or

1.7.3
knowingly or recklessly do anything which is or is calculated to be prejudicial to the interests of the Company or any of its subsidiaries or associates or the business of the Company or any of its subsidiaries or associates or which results or may result in the discontinuance of any contract or arrangements of benefit to the Company or any of its subsidiaries or associates;
and for these purposes any agreement between the Company or any of its subsidiaries or associates and a third party whereby that third party sources customers or goods or services for the Company or any of its subsidiaries or associates shall also be deemed to constitute a supply of a service by such third party.

1.8
In the event that the Executive is placed on garden leave pursuant to sub‑clause 18.1, the period of any such garden leave shall be deducted from the period of the restrictions contained in sub‑clauses 1.3, 1.4, 1.5, 1.6 and 1.7.

1.9
Each of the restrictions in sub‑clauses 1.3.1, 1.3.2, 1.3.3, 1.4.1, 1.4.2, 1.5.1, 1.5.2, 1.6.1, 1.6.2, 1.7.1, 1.7.2 and 1.7.3 hereof is separate and severable and in the event of any such restriction (including the defined expressions in sub‑clauses 1.2.1, 1.2.4, 1.3.1, 1.3.2, 1.3.3) or sub‑clause 1.8 being determined as being unenforceable in whole or in part for any reason such unenforceability shall not affect the enforceability of the remaining restrictions or, in the case of part of a restriction being unenforceable, the remainder of that restriction. The restrictions in sub‑clauses 1.3.1, 1.3.2 and 1.3.3 shall be deemed to be separate and severable in relation to each of the countries set out in sub‑clauses 1.2.1 and 1.2.2.

1.10
After the Termination Date (for whatever reason and howsoever caused) or, if later, the date of his ceasing to be a director of the Company and/or and subsidiary or associate of the Company, the Executive shall not represent himself or permit himself to be held out as being in any way connected with or interested in the business of the Company or of any of its subsidiaries or associates and shall not use in connection with any business the name of the Company or any of its subsidiaries or associates or any name capable of confusion therewith.

1.11
Save for a protected disclosure made in accordance with the provisions set out in the Employment Rights Act 1996 and save as required by law or the regulations of any statutory or regulatory authority, the Executive shall not during his employment or after the Termination Date make, publish or cause to be made or published any statement or remark which is likely or intended to harm the business or reputation of the Company or any of its subsidiaries or associates or any current or former officer, employee, consultant or agent of any such company.

1.12
The restrictions entered into by the Executive in sub‑clauses 14, 1.3, 1.4, 1.5, 1.6, 1.7, 1.8, 1.9, 1.10 and 1.11 are given to the Company to hold as trustee for itself and for each and any of its subsidiaries and associates and the Executive agrees that he shall at the request and cost of the Company enter into a further agreement with any such company whereby he shall accept restrictions corresponding to the restrictions in this Agreement (or such of them as that company in its discretion shall deem appropriate). The Company declares that insofar as these restrictions relate to such subsidiary or associate of the Company it holds the benefit of them as trustee for such subsidiary or associate as the case may be. As regards any powers, authorities and discretions vested in the Company as trustee hereunder or by operation of law, the Company shall have absolute and uncontrolled discretion as to the exercise or non-exercise thereof and shall not (save in the case of its gross negligence or wilful misconduct) be responsible for any loss, costs, damages or expenses that may result from the exercise or non-exercise thereof.

1.13
Following the Termination Date, the Company reserves the right forthwith on written notice to the Executive to assign its rights under clauses 14 and 15 and this Schedule 1 to any successor in business to the Company or to any of its subsidiaries or associates.

1.14
The Executive acknowledges that he has had the opportunity to take legal advice in relation to the restrictions contained in this Schedule 1 and that he considers them reasonable and necessary for the protection of the legitimate interests of the Company and its subsidiaries and associates.

1.15
Without prejudice to the Executive's obligations under clauses 14 and 15 and this Schedule 1, in the event that, during the continuance of this Agreement or during the period for which all or any of the restrictions set out in this Schedule 1 are expressed to apply, the Executive receives from any person an offer of employment or engagement (whether oral or in writing) which the Executive is considering whether to accept, the Executive shall provide to such offeror a copy of the restrictions and acknowledgements contained in clauses 14 and 15 and Schedule 1of this Agreement. In the event that the Executive accepts any such offer, he shall immediately inform the Board of the identity of the offeror and a description of the principal duties of the position accepted and shall confirm to the Board in writing that he has provided a copy of the restrictions and acknowledgements contained in clauses 14 and 15 and Schedule 1of this Agreement to such offeror.